Exhibit 10.46

FIRST AMENDMENT TO

THE CRYOLIFE, INC.

2004 EMPLOYEE STOCK INCENTIVE PLAN

Section 4.4 of the CryoLife, Inc. 2004 Employee Stock Incentive Plan is hereby amended by deleting it in its entirety and replacing it with the following:

4.4 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of unrestricted shares of Stock to which the Participant is otherwise entitled under the Plan, but only to the extent of the minimum amount required to be withheld under applicable law.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed effective as of the 27th day of October, 2009.

CRYOLIFE, INC.

By:	/s/ D. Ashley Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer